Exhibit 10.1

CONFIDENTIAL

AMENDED AND RESTATED STUDIO DISTRIBUTON AGREEMENT

MVL PRODUCTIONS LLC AND PARAMOUNT PICTURES CORPORATION

This agreement (the “Agreement”) dated as of August 31, 2005 is entered by and between MVL Productions LLC (“Marvel”) and Paramount Pictures Corporation (“Paramount”) amends, restates and supersedes that certain term sheet (the “Term Sheet”) dated as of March 25, 2005 between Marvel Studios, Inc. (“MSI”) and Paramount with respect to the marketing and distribution of theatrical motion pictures based on Marvel Characters (as defined below). Capitalized terms not defined in the body of this Agreement shall have the meaning set forth in the glossary attached hereto as Exhibit DEF and incorporated herein by reference.

1.             Financing: MVL Film Finance LLC (“MVL”) is in the process of securing production financing that will allow MVL to finance the cost of production of a slate of theatrical motion pictures based on Marvel Characters and Marvel Titles pursuant to the terms of a Credit and Security Agreement (the “Financing”). This Agreement is conditioned on MVL closing the Financing on or before September 5, 2005 (the “Outside Financing Date”).

2.	Pictures:

A.            Paramount shall distribute the first two (2) theatrical motion pictures produced by Marvel using the Financing (each a “Committed Picture”). In addition, in the event the Committed Pictures are based on Marvel Characters or Marvel Titles other than “Captain America” or “Nick Fury” then, subject to the terms of Sections 19 and 20, and provided Marvel has availability under its Financing to finance such pictures and provided further that Marvel has not notified Paramount of a termination or cessation of its Financing, Paramount shall also have the right to distribute the first theatrical motion picture produced by Marvel based on each of “Captain America” and “Nick Fury” (the “Additional Committed Pictures”). In addition, Marvel, at its election shall have the right to require Paramount to distribute, on the terms set forth herein, up to an additional eight (8) pictures (some of which may be sequels) (e.g., assuming Captain America and Nick Fury are the Committed Pictures, then eight (8) additional pictures, or assuming Captain America and Nick Fury are not the Committed Pictures, then six (6) additional pictures) each based on a Marvel Character(s) or Marvel Title(s) produced using the Financing (the “Optional Pictures” and together with the Committed Pictures and the Additional Committed Pictures, the “Pictures”). Provided Paramount is not in breach hereunder, Paramount shall have the right to distribute any sequels to Committed Pictures and Additional Committed Pictures if the applicable Committed Picture or Additional Committed Picture has generated worldwide box office gross (as reported by the Daily Variety) of at least two (2) times its Final Audited Budget for such Picture (each, a “Qualifying Sequel”). As used herein, the term “Picture” shall include Qualifying Sequels, if and as applicable.

B.            In the event Marvel elects to have Paramount distribute an Optional Picture, which election shall be made in Marvel’s sole discretion, Marvel shall provide written notice

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thereof no later than the date on which Marvel receives its initial production advance under the Financing with respect to such Optional Picture, which date shall be no later than the commencement of principal photography (the “Distribution Notice”).

C.            Other than with respect to Qualifying Sequels, Marvel’s right to require Paramount to distribute Optional Pictures shall commence on the date Marvel notifies Paramount that it has closed the Financing which date shall be no later than the Outside Financing Date and conclude on the eighth anniversary thereof.

3.	Territory:

A.            Paramount shall have the obligation on the terms set forth in this Agreement, to distribute each Picture throughout the world other than in the Reserved Territories (the “Territory”). For purpose hereof, the “Reserved Territories” are the countries of Australia and New Zealand, Japan, Germany, German speaking Switzerland and Austria, France and French speaking Belgium, and Spain.

B.            Marvel agrees that Paramount shall have a right of first negotiation to purchase all of the Reserved Territories on a Picture by Picture basis or in a group as part of an output deal as elected by Marvel. Paramount and Marvel shall exclusively negotiate with one another upon notice to Paramount from Marvel for a period of fifteen (15) business days (the “Exclusive Negotiation Period”). Marvel shall deliver notice of the commencement of the Exclusive Negotiation Period no later than eight (8) weeks prior to the commencement of pre-production with respect to each Picture, except to the extent that (i) Marvel has already entered into an output deal with respect to such Picture, and (ii) Paramount did not acquire such rights during its Exclusive Negotiation Period with respect to such Picture as part of the negotiation of the output deal covering the Picture. If at the end of the Exclusive Negotiation Period Paramount and Marvel have not entered into a written agreement with respect to Paramount’s purchase of the Reserved Territories for the applicable Picture(s), Marvel shall be free to negotiate and enter into an agreement with any other party.

4.             Distribution Rights: Paramount shall have the following rights with respect to each Committed Picture, each Additional Committed Picture, if applicable, each Qualifying Sequel and each Optional Picture for which Marvel has delivered notice to Paramount pursuant to Section 2.B, in the Territory (collectively the “Paramount Distribution Rights”) during the Distribution Term:

A.	The exclusive Theatrical Distribution Rights;
B.	The exclusive Non-Theatrical Distribution Rights;

C.            The exclusive Home Video Distribution Rights which for purposes hereof shall also include the electronic delivery of Pictures at a time(s) determined by the end-user which is intended by the distributor to entitle the end-user to permanently retain the Picture (e.g., download to own); provided Paramount has been delivering its own films of similar budget, genre and stature as the Picture in the same manner, and provided further that if Paramount has

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been doing so for less than a substantial portion of its own pictures for less than one (1) year then it must first obtain Marvel’s prior written approval;

D.            Subject to the Television Distribution Rights reserved by Marvel as set forth in Section 5, the exclusive Television Distribution Rights, including by means of Pay Television Distribution (the “Paramount Television Distribution Rights”);

E.	Alternate Linear Exhibition Rights; and

F.             Internet Rights; provided, however, that each party agrees not to exercise or license its respective right to distribute the Picture over the Internet unless and until there exist safeguards that (i) restrict the territorial access and/or downloading by viewers to only those persons located in each parties’ respective territory, (ii) reasonably prevent unauthorized copying of the Picture, and (iii) prevent such exhibition from infringing on the respective parties’ distribution rights. In addition to the foregoing, Paramount shall not distribute a Picture over the Internet unless it is doing so for its own films of similar budget, genre and stature as the Picture.

Paramount acknowledges that it is not acquiring any rights in or to the Marvel Characters or Marvel Titles. Paramount is only acquiring the Paramount Distribution Rights for Committed Pictures, Qualifying Sequels (if applicable, if produced, and if Marvel has not lost pursuant to a foreclosure event under the Financing the underlying motion picture rights to the character(s) on which such Qualifying Sequel is based) and Additional Committed Pictures, if applicable, as and when produced by Marvel through the Financing, and Optional Pictures, if presented to Paramount for distribution.

5.	Reserved Rights: The following rights with respect to each Picture:
i.	All rights of any kind and nature now known or hereafter created or conceived in the Reserved Territories;
ii.

Free Television Distribution Rights in the United States and Canada, its territories and possessions. Marvel agrees that its exercise of its Free Television Distribution rights shall be subject to customary holdbacks in favor of Paramount’s granted television rights and Paramount’s exercise of its licensed rights is subject to customary holdbacks in favor of the Reserved Rights.

B.            All rights not expressly granted to Paramount, including without limitation, the following rights: merchandising, soundtrack, videogame, publishing (other than free excerpts for marketing purposes), music publishing, production of derivative works and other audio-visual works based on the Marvel Characters and/or Marvel Titles, including without limitation, television and direct-to-video motion pictures, and all rights in and to the Marvel Characters, Marvel Titles and the Marvel Universe. The foregoing shall not restrict Paramount from using the soundtrack to the Picture in timed synchronization to the visual images of the Picture in connection with the exercise by Paramount of its Paramount Distribution Rights provided such use is not separately charged to an end-user.

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6.             Distribution Term: Paramount shall have the right to exercise its Paramount Distribution Rights with respect to each Picture for an initial period of 15 years commencing on the initial Theatrical Exhibition of such Picture (the “Initial Distribution Term”); subject to extension for United States pay television only, until the expiration of the third window under Paramount’s U.S. Pay Television output deal, if such third window has not been completed as of the expiration of the Initial Distribution Term provided that each U.S. Pay Television Exhibition window shall be no longer than five (5) years; subject to extension with respect to all rights other than U.S. Pay Television for an additional two (2) years from the end of the Initial Distribution Term if at the end of the Initial Distribution Term Paramount has not recouped its Distribution Costs and Expenses with respect to such Picture (the “Distribution Term”).

7.             Commercial Tie-Ins/Promotions: During the Co-Promotion/Commercial Tie-In Period, Paramount shall have the right to conduct and control all Co-Promotion/Commercial Tie-Ins with Marvel having a right of meaningful consultation with respect thereto, subject to the early termination of such period as provided below in this Section. Notwithstanding the foregoing, Marvel shall have the right to control all Co-Promotion/Commercial Tie-Ins in the Reserved Territories. Paramount’s Co-Promotion/Commercial Tie-Ins for a Picture shall be no less than those for a major studio theatrical release of similar genre, budget and stature. Notwithstanding Paramount’s rights set forth in the first sentence of this Section, Marvel shall have the right to approve each product for each Co-Promotion/Commercial Tie-In (e.g., Paramount can enter a Co-Promotion/Commercial Tie-In agreement with Burger King but Marvel shall approve any product or premium give away or program) in the United States, Canada, United Kingdom, Italy, China, Mexico, and Korea. The Co-Promotion/Commercial Tie-In Rights granted to Paramount shall be subject to the following: Paramount shall have three (3) months following the later of (a) the date on which Marvel notifies Paramount of its obligation to distribute a Picture, or (b) the date a previously designated Picture commences official pre-production and the lead character has been cast (e.g., the actor playing Captain America has been cast) to secure a Co-Promotion/Commercial Tie-In agreement in the following categories in each country in the Territory: Quick Service Restaurants, Beverage, Packaged Foods (e.g., Salty Snacks/Cereals/Cookies), Electronics (e.g., Samsung, Sony, Panasonic, Batteries), Automobile (e.g., Ford, Chrysler, GM, Toyota), Hotels, Candy, and Financial (e.g., Visa, American Express, Master-Card), and five (5) months for all other categories. The immediately preceding sentence and the immediately succeeding sentence shall apply to the United States, Canada, the United Kingdom, Italy, Mexico, China, and Korea. If by the end of the applicable period Paramount has not secured a Co-Promotion/Commercial Tie-In agreement for a specific category then Marvel shall thereafter have the exclusive right to secure a Co-Promotion/Commercial Tie-In for such category in the applicable country of the Territory; provided however if Paramount is in active negotiations for a category at the end of the applicable period, then Paramount shall have the right to continue such active negotiation for an additional three (3) weeks keeping Marvel fully informed of the progress and status of such negotiation. Notwithstanding the foregoing, Marvel shall have the right to conduct Marvel Family Co-Promotion/Commercial Tie-Ins at any time. Marvel shall have the right, at all times, to conduct Co-Promotions/Commercial Tie-Ins which do not relate to the Picture. For the avoidance of doubt, Paramount’s Co-Promotions/Commercial Tie-In Rights shall not include Sponsorship Rights in any manner or respect. Paramount agrees that no Co-Promotion/Commercial Tie-In agreement shall contain

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any term restricting Marvel’s exercise of any of its Reserved Rights, including without limitation, its merchandising rights.

8.	Distribution Fee:

A.            Paramount shall be entitled to receive [redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission] distribution fee (the “Distribution Fee”) throughout the Territory on Paramount’s Distribution Rights (other than its Co-Promotion/Commercial Tie-In Rights which shall not be reduced by any distribution fee). No sub-distributor fees shall be charged except as provided in Section 8.C below (for example, from Marvel’s perspective UIP’s theatrical distribution fee shall be [redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission] without any additional Paramount Distribution Fee charged on top). Paramount’s distribution through UIP (or through a joint venture of which Paramount is a party or by Paramount itself either directly or through a new entity) is considered “direct distribution” by Paramount (rather than sub-distribution).

B.            No territory pre-sales, flat deals or similar deals shall be allowed in territories where Paramount directly distributes its own films of similar budget and stature without the prior written approval of Marvel.

C.            Paramount/UIP may sub-distribute the Pictures only in territories where it does not distribute its own films directly and sub-distributes its own films through a non-affiliated sub-distributor. Such sub-distribution shall be on the same terms as Paramount/UIP receives for its own films of similar budget and stature. Amounts received from such sub-distribution shall be included in gross receipts. Paramount/UIP currently sub-distributes in those countries and on those platforms (e.g., Theatrical, Television, DVD) next to each country set forth on Schedule 8.C.

D.            Notwithstanding the foregoing, and Section 3.A, the Pictures shall not be distributed through UIP in the event Paramount does not distribute its own films of similar budget and stature through UIP without Marvel’s prior written approval.

9.	Print and Advertising Costs and Expenses:

A.            Paramount will pay for all Distribution Costs and Expenses for each Picture. For purposes hereof, “Distribution Costs and Expenses” shall be defined as set forth in Exhibit DEF attached hereto; provided however such Distribution Costs and Expenses shall not include or accrue interest, shall be net of discounts, credits, refunds, allowances and rebates, shall not include internal charges or overhead. Paramount’s use of third parties in connection with the creative advertising and marketing shall be generally consistent with its own films of similar genre and budget to the applicable Picture.

B.            Paramount shall spend an amount on Distribution Costs and Expenses for each Picture equal [redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission] to that for its own major theatrical releases of similar budget, genre and stature (the “P&A Requirement”); provided that with respect to the Pictures, Paramount shall

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spend no less than the following actual and direct out of pocket amounts: (which sums shall be increased or decreased based on the MPAA domestic average percentage increase or decrease for each year from 2004 to the year in which such Picture is domestically Theatrically Exhibited):

[chart redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission]

C.            Paramount’s agreements with exhibitors for the exhibition of the Pictures shall be on the same terms as Paramount receives for its own films of similar budget, genre and stature; provided however following the wide release of such Picture in each territory, Paramount’s agreements with exhibitors shall take into consideration the performance of the Picture. Paramount’s agreements with UIP and with Viacom, Paramount’s sister companies, subsidiaries and/or affiliates of any of the foregoing with respect to Distribution Costs and Expenses shall be negotiated at arms length.

10.          Release Commitment: The initial theatrical release in the United States, Canada and the rest of the Territory for each Picture shall be a “wide release” (as such term is customarily understood in the entertainment industry with respect to major studio releases for pictures of similar budget, genre and stature as such term is applied on a territory by territory basis) unless Marvel approves otherwise. In the context of the foregoing, Marvel shall be meaningfully consulted on the release pattern and distribution pattern. Notwithstanding the foregoing, if UIP uses its commercial best efforts to secure a “wide release” in the Territory (other than the United States and Canada) and it is unsuccessful in securing the number of theatres for the Picture equal to the number of theatres UIP would secure for a Paramount film of similar budget, genre and stature, then Paramount shall not be in breach of this Agreement. If UIP ceases to directly distribute in a Major UIP Territory (as defined below) in which it currently self-distributes and Paramount does not thereafter directly distribute in such territory itself (or through a joint venture in which Paramount is a party), then, unless Paramount is otherwise able to secure a third party distribution arrangement for the applicable Territory that enables Paramount to account to Marvel on the same “source accounting” basis as it did previously, Marvel shall have the right to secure distribution for its Pictures in such territory (it being understood that this provision shall only apply to films which have not yet had an initial theatrical release as of the occurrence of the applicable “cessation” event).

11.          Release Dates: For each Picture delivered by Marvel with a Final Bonded Budget of at least $60 Million, the release windows for the initial domestic theatrical wide release shall be:

A.            annually on or between the first weekend of May and July 4th weekend (for purpose of this term sheet “weekend” shall be defined as Wednesday-Friday) (the “Summer Release Window”), and

B.            annually on or between the third weekend of October and the last weekend of November (“Fall Release Window” and together with the Summer Release Window the “Release Windows”).

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C.            For Pictures with a Final Bonded Budget of less than $60 Million only the Fall Release Window shall be guaranteed but Marvel and Paramount may agree on a mutually acceptable alternate release date outside of the Fall Release Window.

D.            Paramount, with respect to the United States and Canada, and UIP, with respect to the rest of the Territory in which UIP directly distributes other than the Reserved Territories (the UIP Territory”), shall not schedule a release of a Picture within two (2) weeks before or after the scheduled release of MSI picture to be released by a different studio. If another MSI film is scheduled within such two (2) week period after Paramount/UIP, respectively, schedules its release date then Paramount/UIP and Marvel shall together in good faith determine whether to move the scheduled release date; provided however in the event of a deadlock, Paramount’s decision shall prevail. At the request of Paramount, Marvel will in good faith consider agreeing to release one Picture each year on or between the last weekend of July and the second weekend of August. Alternate releases dates shall be subject to mutual approval. Provided Marvel notifies Paramount of the scheduled delivery date (the “Scheduled Delivery Date”) for a Picture no later than the commencement of principal photography of such Picture, Paramount shall, provided that the mandatory delivery items for such Picture are delivered in accordance with Paramount’s customary delivery schedule (which schedule shall on a Picture by Picture basis be subject to modifications that are mutually agreed to by the parties through good faith negotiation) no later than the Scheduled Delivery Date, release the applicable delivered Picture in the Release Window immediately following the Scheduled Delivery Date or in that Release Window if the Scheduled Delivery Date occurs during a Release Window unless Marvel approves otherwise.

E.             With respect to pictures (other than the Pictures) that Paramount (or any of its subsidiaries) theatrically releases in the U.S. and Canada, the initial theatrical release date (Wednesday - Friday) of any such picture that opens on more than 1250 screens in the U.S. shall not coincide with the initial U.S. theatrical release date of any Picture. With respect to pictures (other than the Pictures) that UIP theatrically releases on behalf of Paramount in any particular foreign territory in the Territory, the initial theatrical release date of any such picture in such foreign territory shall not coincide with the initial theatrical release date of any Picture in such foreign territory.

F.             Paramount shall not release a Picture outside of the United States and Canada (excluding the Reserved Territories, the “Paramount Foreign Territory”) until such Picture has been theatrically released in the United States unless otherwise agreed by Marvel. Marvel shall not release a Picture in its Reserved Distribution Territories prior to the domestic theatrical release of such Picture unless Paramount approves otherwise. A simultaneous United States release and the release in the Reserved Distribution Territories is acceptable to Paramount and a simultaneous United States release and a release in the Paramount Foreign Territory is acceptable to Marvel The initial theatrical release in each country in the Paramount Foreign Territory relative to the initial domestic release shall be consistent with Paramount’s practice for releasing its own films of similar budget, genre and stature.

G.            Paramount shall not be obligated to release more than 2 Pictures during each calendar year and no more than 1 Picture during each Release Window.

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H.            With respect to animated Pictures with a budget of $70 Million (adjusted in good faith as animation costs decrease over time) or less, the only release date window commitment shall be the Fall Release Window.

12.          Paymaster/Priority of Payments: Paramount shall provide all paymaster services (as such term is commonly understood in the motion picture industry) in connection with each Picture distributed by Paramount in a manner consistent with such services for Paramount’s own films except as otherwise expressly set forth in this Agreement. On a Picture by Picture basis any and all revenues (e.g., 100% of home video revenues) generated either directly or indirectly from the exploitation of the Paramount Distribution Rights in the Territory during the Distribution Term (for purposes hereof, “Gross Receipts”) shall be distributed in the following order of priority;

A.	Residuals;

B.            Participations, capped at [redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission] of Gross Receipts;

C.            The Distribution Fee calculated on and paid out of 100% of the Gross Receipts generated from the exploitation by Paramount of the Paramount Distribution Rights in the Territory; then

D.            Paramount’s actual out of pocket and verifiable Distribution Costs and Expenses paid out of Gross Receipts generated from the exploitation by Paramount of the Paramount Distribution Rights in the Territory; then

E.	To the following Marvel designated account:

Account Number 10-879177

ABA 021001088

Attn: Collateral Agent, HSBC Bank USA, National Association

HSBC Bank USA, National Association, 452 Fifth Avenue,

New York, New York 10018.

Recoupment by Paramount of its Distribution Costs and Expenses and Distribution Fee shall not be crossed among Pictures. Paramount agrees to serve as paymaster for the payment of Residuals and Participations arising out of Gross Receipts from the Reserved Territories and United States and Canadian Free Television; provided Marvel advises Paramount in advance of the terms of all Participations and Marvel agrees to pay to Paramount an amount equal to such Residuals and Participations as and when such payment obligations come due arising out of such Reserved Rights. Paramount’s obligation to make payments to third parties in its capacity as paymaster pursuant to the immediately preceding sentence is subject to: (a) Paramount’s timely receipt from Marvel of all cost and revenue information relating to Marvel’s exploitation of its Reserved Rights that is reasonably necessary for Paramount to make the applicable computations; and (b) Paramount’s prior receipt from Marvel of all amounts required to be paid by Paramount to the applicable third parties (in Paramount’s aforesaid paymaster role).

13.	Home Video/DVD:

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A.            The total of Cassette manufacturing costs and Home Video Distribution costs and expenses shall be consistent with amounts spent by Paramount for its own films of similar budget, genre and stature calculated on a sold-through basis; provided, however, Paramount shall be required to obtain Marvel’s prior written approval if such costs and expenses are in excess of [redacted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission] (exclusive of Residuals) of Home Video Gross Receipts (e.g., amount sold-through). Paramount’s Distribution Fee on Home Video’s shall be calculated on amounts sold through and not sold-in. No distribution fee shall be charged on returns. Paramount agrees that the number of Cassette units of the Picture sold-in shall be consistent with sell-in numbers for Paramount’s own films of similar budget, genre and stature.

B.            The Home Video of each Picture shall be simultaneously released on a sell-through and rental basis unless otherwise approved in advance in writing by Marvel.

C.            Marvel shall approve all bonus content placed on each DVD. The cost of such bonus content shall be included in the production budget and marketing budget for each Picture in a manner consistent with entertainment industry practice based on the type of content in question. Paramount shall place bonus content on each DVD of a Picture similar to the type of bonus content that Paramount places on DVDs of its own pictures of similar budget, genre and stature. Any bonus content that is placed on a DVD and that is paid for by Marvel outside of the production budget shall be recoupable by Marvel after Paramount has recouped its Distribution Costs and Expenses.

D.            Marvel shall have approval over all trailers placed on each Home Video; provided, however, Marvel agrees to approve a reasonable number of trailers to appear before the feature presentation on the Home Video; provided, further, that Marvel shall not be required to approve trailers for films featuring characters from Marvel’s comic book competitors or a comic book character or inappropriate for the target audience. On each Home Video, Marvel shall have the right to require the inclusion of trailers for its own Pictures that are distributed through Paramount.

14.          Windows: The exercise by Paramount of its Paramount Distribution Rights in the United States and Canada shall occur as follows (the “Subsequent Windows”):

A.            Home Video/DVD release must occur no later than 7 months following the initial theatrical release of the applicable Picture in the United States and Canada.

B.            Marvel agrees that its exercise of its free television rights shall be subject to Paramount’s customary holdbacks in effect at the time so as to allow for Paramount’s exercise of its Paramount Television Distribution Rights and Paramount agrees that its exercise of its Paramount Television Distribution Rights shall be subject to customary holdbacks and restrictions so as to allow for Marvel’s exercise of its Free Television Distribution Rights in the United States and Canada and in the Reserved Territories. The parties agree to advise each other of any holdbacks or restrictions no later than five (5) days following Paramount’s receipt of the Distribution Notice with respect to Optional Pictures and Qualifying Sequels and the start of principal photography for Committed Pictures.

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C.            Distribution window specifics beyond those set forth above shall be negotiated in good faith by the parties on a case by case basis. Marvel and Paramount shall cooperate in the exercise of Marvel’s distribution rights in the Reserved Territories and Paramount’s exercise of its distribution rights in the Territory.

15.	Credit: In the Territory in connection with each Picture, the credits shall be as follows:
	A.	On Screen: On all positive prints of the Picture:
i.	Logo Credit: Paramount’s animated logo credit shall appear in first position followed immediately by Marvel’s animated logo credit.
ii.

Presentation Credit: Paramount and Marvel shall receive a joint presentation credit to read as follows: “Paramount Pictures and Marvel Productions Present” (or a similar form thereto) with all aspects of such shared presentation credit as between Paramount and Marvel being equal.

B.	TV/Print/Radio:
i.

Logo Credit: Marvel’s “bug” logo (and/or animated logo if television and if Paramount’s animated logo appears) shall appear in all paid advertisements (Paramount lower in the lower right corner, Marvel in the lower left) whenever Paramount’s logo appears. The size, boldness and physical appearance shall be equal to that of Paramount’s. Marvel’s name shall be mentioned in radio and television ads whenever Paramount’s name is mentioned with Marvel’s name mentioned immediately before or after Paramount’s name.

ii.

Presentation Credit: Marvel’s presentation credit shall appear in the billing block portion of all paid advertisements in the form set forth in 15.A.ii. The size and prominence of such credit shall be the greater of 75% of the billing block title of the Picture or the size and prominence of any other credit in the billing block.

C.            Third Party Credits: Paramount agrees to honor the credit terms contained in agreements entered into between Marvel and any third party with respect to each Picture; provided such terms are not inconsistent with Sections 15.A and 15B and are consistent with applicable guild requirements.

16.	Approvals:

A.            Production: Marvel shall have approval over all production (i.e., budget, location, etc.) and creative matters (director, writer, cast, screenplay, etc). Marvel shall consult with Paramount on material creative matters (i.e., principal cast, writer, director).

B.	Marketing Plan:

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i.

Marketing Plan: The marketing plan for each Picture shall be approximately consistent in terms of the percentage allocation of dollars (1) across forms of media, and (2) between pre-opening weekend, opening weekend, and the first week following opening weekend with the marketing plans for Paramount’s own films of similar budget, genre and stature.

ii.

Marvel and Paramount shall have mutual approval over the marketing plan with respect to the United States and Canada. Marvel and UIP shall have mutual approval over the marketing plan with respect to the following UIP Territories (to the extent such territories remain directly distributed by Paramount): the United Kingdom, Italy, China (which is not currently directly distributed by UIP and, therefore, Marvel’s mutual approval right pursuant to this subparagraph 16.(B)(ii) will not apply to China unless and until UIP/Paramount begins to directly distribute in China), Mexico, Korea and if applicable the Reserved Territories (the “Major UIP Territories”). In the event of a deadlock, the parties shall use their commercial best efforts to reach a mutually acceptable alternative. At such time as Paramount (or UIP as applicable) makes its Initial Marketing Commitment, Paramount’s (or UIP as applicable) decision in the event of a deadlock over the marketing plan shall prevail. For purpose hereof, “Initial Marketing Commitment” means the point in time when Paramount (or UIP as applicable) commits to spend or spends at least 10% of the total marketing plan budget amount.

iii.

Changes to the Approved Marketing Plan: Any material change to the approved marketing plan at any time (whether before or after the Initial Marketing Commitment) shall require the prior approval of Marvel provided however in the event of a deadlock Paramount’s decision shall prevail.

C.	Marketing Materials:
i.	All marketing materials shall contain appropriate trademark and copyright notices of Marvel in a form supplied by Marvel.
ii.

Marvel and Paramount shall have mutual approval over all material creative marketing aspects for each Picture including without limitation all images, one sheets, billboards, trailers, newspaper ads, and television ads for the United States and Canada (the “Creative Marketing Elements”). The same approvals shall apply for the Major UIP Territories. In the event of a deadlock, the parties shall use their commercial best efforts to reach a mutually acceptable alternative; provided however if no mutually acceptable alternative is reached then Marvel’s decision shall prevail.

iii.	DVD Box: Marvel shall have the right to approve the Home Video/DVD box.

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D.            Reasonable Exercise of Approval Rights. Provided Marvel has had reasonable period of time to review those items over which it has approval and Paramount has delivered in a timely manner all of the materials necessary for Marvel to exercise its approval rights, then Marvel agrees to exercise its approval rights as set forth in this Agreement in a manner that will not frustrate the exercise by Paramount of the Paramount Distribution Rights.

17.          Picture Requirements: Notwithstanding Marvel’s approval over all production matters, Marvel agrees as follows:

A.            Each Picture shall have a rating no more restrictive than PG-13;

B.            Each Picture shall have a running time excluding credits of no less than 86 minutes and no more than 150 minutes;

C.	Each Picture shall be either live action or animated;

D.            Each Picture shall be a first class motion picture that is produced for initial Theatrical Exhibition;

	E.	Each Picture shall be filmed in the English language;
18.	Audit/Accounting:

A.            Cash Remittance Cycle/Statements. Commencing on the initial theatrical release of each Picture, with respect to such Picture, monthly for the first 3 years, and quarterly thereafter with statements and payments made no later than 45 days after the end of the then applicable period. Each statement shall contain sufficient detail so as to allow Marvel to determine all of the gross receipts by source and distribution costs and expenses by category. Such statements shall include at least the following information with respect to each Picture: cumulative gross receipts to date broken out by source (i.e., theatrical, home video, UIP based on territory, etc.); gross receipts received during the applicable period broken out be source; cumulative residuals paid to date; residuals paid during the period; cumulative third party participations paid to date; third party participations paid during the period; cumulative Distribution Fees paid to date broken out by source (i.e., distribution fee based on gross from theatrical vs. gross from home video); Distribution Fees paid during the period (with same breakout); cumulative distribution costs and expenses paid to date broken out by major category (i.e., basics, prints, manufacturing); distribution costs and expenses for the period (same breakout); distribution costs and expenses accrued but not paid to date broken out by category; and distribution costs and expenses accrued but not paid during the period broken out by category.

B.            Cash Remittance Obligations. Viacom shall enter into a performance guarantee with respect to Paramount’s cash remittance obligations and Paramount’s handling of cash generated from the exploitation of the Pictures residing in the Paramount and UIP co-mingled account. The terms of the foregoing guarantee shall be as reflected in that certain guaranty entered into by and among Viacom, MVL, and Marvel dated as of September 1, 2005. At such time (if ever) as Viacom shall cease to have its shares traded on a national exchange and be the

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corporate parent of Paramount, Paramount’s new publicly listed corporate parent will re-issue the guarantee in its own name (and, upon such issuance, the previously issued Viacom guarantee will be of no further force or effect). The corporate guarantee shall continue for nine (9) years from the date of closing.

C.            Accounting. Accounting shall be cash-based for gross receipts. With respect to home video returns and rebates, if Paramount reasonably and in good faith anticipates returns and rebates, then Paramount may establish appropriate reserves therefore; provided the amount of such reserves are consistent in amount with Paramount’s pictures of similar budget, genre and stature. Such reserves shall not be treated as gross receipts until liquidated which shall in no event occur later than 6 months after such reserve has been established provided there has been no proceeding, dispute or other claim of which Paramount has notified Marvel is pending (or Paramount believes in good faith will arise) protesting or disputing any home video return or rebate or any account related to such item has been collected. The parties acknowledge that distribution statements from Paramount shall not be based on GAAP accounting.

D.            Audit Rights: Paramount and UIP shall maintain accurate and complete books and records with respect to each Picture (the “Records”) at Paramount and UIP’s various offices (both in the United States and abroad) where generated and customarily maintained, which Records shall be made available to Marvel as part of any audit conducted by Marvel or on behalf of Marvel. Marvel shall have the right to audit the Records during normal business hours one (1) time during each twelve (12) month period during the distribution term. The audit shall commence on a regularly scheduled date to be determined by Marvel. The audit shall be conducted by an independent third party selected by Marvel.

E.             Withholding: The parties acknowledge that, in certain foreign territories, Paramount/UIP will be required to withhold and pay over a remittance tax to the local taxing authority in such territory on the net revenues derived from the Pictures in such territories (“Remittance Tax Payments”) that are ultimately remitted to the U.S., and that, accordingly, any such Remittance Tax Payments will be deducted as Distribution Costs and Expenses from the gross receipts that Paramount reports to Marvel with respect to the applicable Picture(s). If for any reason, Viacom (or Paramount’s successor corporate parent if Viacom ceases to be Paramount’s corporate parent) or Paramount/UIP receives a rebate or refund from the local taxing authority of a Remittance Tax Payment in connection with a Picture, or in connection with the Picture as one of a number of films distributed by Paramount/UIP, Paramount will credit the same (or the allocable portion if numerous films) against Distribution Costs and Expenses previously deducted. Further, Viacom (or Paramount’s successor corporate parent if Viacom ceases to be Paramount’s corporate parent) will provide an annual “certification” as and to the extent (if any) to which Viacom (or Paramount’s successor corporate parent if Viacom ceases to be Paramount’s corporate parent) is able to actually utilize foreign tax credits for the Remittance Tax Payments against its U.S. federal income tax liability. Within 30 days following the filing of its U.S. federal income tax return or foreign return if applicable, Viacom (or Paramount’s successor corporate parent, if applicable) will issue an annual “certification” in a form reasonably acceptable to Marvel indicating whether and to what extent it was able to utilize such foreign tax credits. Thereafter, Paramount would reflect such utilization in its accounting to Marvel via a credit against the deductions from gross receipts previously taken for the applicable Remittance Tax Payments, in the applicable accounting period following issuance of such

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“certification”. In the event that the I.R.S. subsequently disallows the claiming of any such foreign tax credits, Paramount reserves the right to reinstate the deduction against gross receipts. Paramount and Marvel will discuss in good faith how to apply any foreign tax credits for Remittance Tax Payments, if any, actually utilized by UIP in connection with the Pictures.

F.             Ultimate Statements: Paramount shall provide Marvel with Paramount’s ultimate projections for each Picture as follows: (a) together with the accounting statement for the applicable Picture that covers the first monthly accounting period; (b) together with the accounting statement for the applicable Picture that covers the first monthly accounting period following the initial domestic home video release of the applicable Picture (the “Second Report”); (c) together with the accounting statement for the applicable Picture that covers the monthly accounting period which is six (6) months after the monthly accounting period covered by the statement accompanying the Second Report (the “Third Report”); (d) together with the accounting statements for the applicable Picture that cover, respectively, the twenty-fourth and thirty-sixth monthly accounting period(s); and (e) thereafter, together with the accounting statements for the applicable Pictures covering the fourth, eighth, twelfth, sixteenth and twentieth quarterly accounting period(s). Such ultimate statements shall not be binding and shall contain appropriate disclaimers and limitations in favor of Paramount. Marvel shall protect the confidentiality of such ultimate reports and shall treat such reports in the same manner as Marvel treats its own confidential information.

19.	Termination:	Marvel may terminate this agreement as follows:

A.            Except as otherwise set forth below, upon the occurrence of any one of the following events by Paramount or UIP as applicable (each an “Event of Breach”), Marvel shall have the right to terminate this agreement unless otherwise waived by Marvel in writing: (1) the failure to release a delivered Picture within the Release Window for which that Picture was Delivered; (2) the failure to spend the appropriate minimum Distribution Costs and Expenses with respect to a Picture; provided however a short-fall of 10% or less shall not be deemed an Event of Default; (3) Paramount or UIP’s release of a Picture in the Reserved Territories; (4) Paramount’s release of a Picture outside of the Release Windows or in violation of the Subsequent Windows set forth in Section 14 hereof, (5) a breach of the simultaneous release date restrictions set forth in Section 11.E; (6) Paramount or UIP’s infringement on any of the Reserved Rights; (7) a breach of the two (2) week scheduling restriction set forth in Section 11.D; (8) Paramount or UIP’s failure to honor Marvel’s material approval and consultation rights as set forth herein; provided however Marvel shall provide Paramount or UIP as applicable with notice of such default and the opportunity to cure such breach within 5 days after receipt thereof; (9) the repeated failure to pay to Marvel Gross Receipts due Marvel; and (10) a breach of Section 10.

B.	Upon written notice to Paramount of a termination or cessation of the Financing.

20.          Effect of Termination: If the agreement is terminated as result of Section 19.A or B, Paramount’s only continuing right shall be to continue to distribute those Pictures that Paramount has initially theatrically released prior to the date of termination. If on the termination date Paramount has incurred any actual and direct out of pocket costs or expenses in connection with a Picture that has not been released, then Marvel may at its election reimburse

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Paramount for such amounts or elect to have Paramount distribute such Picture which election shall not be deemed a waiver of any prior breach.

21.          Office/Attendance: Paramount shall provide a production/marketing office on the lot commencing on the greenlight of the first Picture and continuing at all times that either (a) Marvel is in pre-production, production or post-production of a Paramount designated Picture, or (b) Paramount is distributing a Picture through 120 days following the initial domestic Home Video release. Such production/marketing office may be shut-down if neither (a) nor (b) are satisfied and may be reopened when and while satisfied. Marvel personnel shall have the right to attend all material marketing meetings and teleconferences relating to each Picture.

22.	Indemnification:

A.            By Marvel. Marvel shall forever, defend, indemnify and hold harmless Paramount, and its parents, subsidiaries, divisions, affiliates, successors, assigns, and licensees from and against all claims, actions, causes of action, losses, liability, actual out of pocket costs, expenses, damages, judgments, and settlements, including reasonable outside attorneys’ fees and court costs (collectively “Losses”), which may be suffered, made, or incurred by such parties arising out of or in connection with any breach of any representations, warranties, undertakings, or agreement of any nature whatsoever made or entered into by Marvel in connection with this Agreement and the Pictures produced by Marvel pursuant to this Agreement, which claims do not result from any breach or alleged breach by Paramount of any of its representations, warranties, undertakings or agreements of any nature whatsoever made or entered into in connection with this Agreement.

B.            By Paramount. Paramount shall forever defend, indemnify and hold harmless Marvel and its parents, subsidiaries, divisions, affiliates, successors, assigns, and licensees from and against all Losses, which may be suffered, made, or incurred by such parties arising out of or in connection with any breach of any representations, warranties, undertakings, or agreement of any nature whatsoever made or entered into by Paramount in connection with this Agreement and Paramount’s exercise of its rights granted to Paramount pursuant to this Agreement, which claims do not result from any breach or alleged breach by Marvel of any of its representations, warranties, undertakings or agreements of any nature whatsoever made or entered into in connection with this Agreement.

23.	Representations and Warranties.

A.            Of Marvel. Marvel hereby represents and warrants to Paramount that (i) it has all rights necessary to allow Paramount to exploit the Paramount Distribution Rights under this Agreement, (ii) it has the full right, power and authority to enter into this Agreement; (iii) the Picture as delivered to Paramount will not infringe on any third party rights; (iv) the Picture will not violate any applicable laws and/or regulations; (v) there is no and at the time of delivery of the Picture shall be no pending or to the best of Marvel’s knowledge threatened litigation or claims against the Picture; and (vi) Marvel has caused the production company which produced the Picture to obtain or shall cause it to obtain by the Delivery Date customary errors and omissions insurance reasonably satisfactory to Paramount for the Picture with only those exclusions that are customary for Paramount’s own films of similar budget, genre and stature and

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with customary deductibles, limits of liability and term consistent with Paramount’s own films of similar budget, genre and stature and naming Paramount as an additional insured thereon.

B.            Of Paramount. Paramount represents and warrants to Marvel that (i) it has the full right, power and authority to enter into and perform this Agreement; (ii) the Agreement when signed will be a valid and binding obligation of Paramount enforceable in accordance with its terms; (iii) the marketing and other materials created by or for Paramount will not infringe on or violate any third party rights; (iv) the distribution of the Picture and the manner in which Paramount distributes and exploits its Paramount Distribution Rights will not violate any applicable laws and/or regulations; (v) there is no and at the time of delivery of the Picture shall be no pending or to the best of Paramount’s knowledge threatened litigation or claims against Paramount that would prevent Paramount from exercising its Paramount Distribution Rights; (vi) Paramount shall have secured all necessary permits and licenses necessary for Paramount to carry out its obligations set forth in this Agreement, including without limitation the exercise by Paramount of the Paramount Distribution Rights; and (vi) Paramount will obtain prior to the initial theatrical distribution of the Picture customary insurance relating to the distribution of the Picture and the exercise by Paramount of the Paramount Distribution Rights reasonably satisfactory to Marvel and naming Marvel as an additional insured thereon.

24.	Intentionally Omitted.
25.	Miscellaneous:

A.            Assignment. Marvel may assign this Agreement and/or its obligations and/or its rights under this Agreement, in whole or in part, to any direct or indirect subsidiary of MEI and the right to assign to any party the payment of any sums due Marvel, subject to Paramount’s customary notice provisions which shall be negotiated in good faith. Further, no consent shall be required in connection with the assignment of this Agreement as a result of a change in control (stock sale or sale of all or substantially all of assets) of MEI or to any successor to all or substantially all of the business of Marvel or any subsidiary whether by merger, stock sale or sale of assets. This Agreement shall inure to the benefit of Marvel and Marvel’s successors and assigns. Except as expressly permitted herein and/or as pre-approved in writing by Marvel, Paramount may not assign its obligations and/or rights under this Agreement whatsoever, any such purported assignment (including any assignment by operation of law or change of control) or other disposition by Paramount to be null and void. Notwithstanding the foregoing, no consent shall be required in connection with the assignment of this Agreement as a result of a change in control (stock sale or sale of all or substantially all assets) of Viacom or a corporate reorganization including a separation of the operating subsidiaries of Viacom into one or more publicly traded entities.

B.            Press Release. The parties hereby agree that no terms and conditions of this Agreement will be released to the press or publicly disclosed except as required by law. All public announcements, press releases, and/or advertisements pertaining to this Agreement or any of the matters contained herein shall require the advance written approval of each of the parties hereto except as may be required by the Securities Exchange Act of 1934 or the listing requirements of the exchange on which each of Marvel and Viacom or Paramount’s publicly listed direct or indirect corporate parent if other than Viacom, have their shares of common stock

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publicly traded provided that the party required to make such disclosure shall to the extent reasonably possible provide advance notice the other of such intended disclosure.

C.            Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

D.            Notices. Any notice, request, demand or other communication provided hereunder to be given (a) shall be in writing; (b) shall be delivered (i) by Federal Express, DHL or other internationally recognized courier service, or (ii) by facsimile transmission; and (c) shall be conclusively deemed to have been delivered, received or given (i) three (3) business days after its dispatch by Federal Express, DHL or other internationally recognized courier service, or (ii) upon sender’s receipt of confirmation from the sender’s facsimile machine if sent by facsimile. If a notice or other document is sent simultaneously by both courier and facsimile transmission, such document shall be deemed delivered or given upon sender’s receipt of confirmation from the sender’s facsimile machine. However, if the day or time of the sender’s receipt of confirmation from the sender’s facsimile machine is not during the normal business hours of a regular business day, then such notice shall be conclusively deemed to have been received during the next regular business day. The addresses for notices to any of the parties hereto (until notice of a change thereof is served in writing to the other party) shall be as follows:

If to Marvel:
MVL Productions LLC 9242 Beverly Blvd, Suite 350 Beverly Hills, CA 90210 Attention: President Tel: 310-550-3100 Fax: 310-285-9825

With a copy, given in the manner prescribed above, to:

Marvel Enterprises, Inc. 417 Fifth Avenue New York, NY 10016 Attention: General Counsel Tel: 212-576-4004 Fax: 212-576-4005

And

Liner Yankelevitz Sunshine & Regenstreif LLP 1100 Glendon Ave., 14th Floor Los Angeles, California 90024-3503 Attention: Joshua B. Grode, Esq. Tel: 310-500-3500

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Fax: 310-500-3501

If to Paramount:
Paramount Picture Corporation 5555 Melrose Avenue Hollywood, California 90038 Attention: Karen Magid, Esq. Tel: 323-956-4502 Fax: 323-862-8619

With a copy, given in the manner prescribed above to:

Paramount Picture Corporation 5555 Melrose Avenue Hollywood, California 90038 Attention: President of Worldwide Marketing and Distribution Tel: 323-956-5060 Fax: 323-862-2220

E.             Final Agreement. This Agreement shall be the final agreement between the parties and supersedes all prior oral and/or written agreements between the parties concerning the subject matter contained herein and there are no representations between the parties except as expressly set forth herein.

F.             Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of State of New York, Country of the United States of America excluding (to the greatest extent a New York court would permit) any rule of law that would cause application of the laws of any jurisdiction other than the state of New York. Any and all disputes, claims, or controversies arising out of or relating to this Agreement shall be submitted to the Judicial Arbitration and Mediation Service (“JAMS”) or its successor, for mediation, and if the matter is not then resolved after fifteen (15) business days through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. The mediation and, if applicable, the subsequent binding arbitration will take place in New York, New York (unless the parties mutually agree to an alternative venue) before a single experienced arbitrator with at least twenty (20) years of experience in the motion picture business who is licensed to practice law in New York and selected in accordance with the then current arbitration rules and procedures for disputes governing arbitrations administered by JAMS. If no qualified arbitrator can be found then the parties agree that a retired judge acceptable to both parties may arbitrate any dispute. The mediator and arbitrator shall be two (2) separate individuals. The prevailing party in any arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all arbitration fees and actual outside attorneys’ fees paid or incurred in good faith.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by duly authorized representative as of the date first written above.

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MVL Productions LLC

By: /s/ John Turitzin

Name: John Turitzin

Title: Executive Vice President

Paramount Pictures Corporation

By: /s/Alan B. Heppel

Name: Alan B. Heppel

Title: Senior Vice President

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Exhibit DEF

Definitions

“Advertising and Marketing Rights” means with respect to each completed Picture the right to market, advertise and promote each completed Picture by any means now known or hereafter devised including without limitation on television, radio, print, trailers, and one-sheets.

“Alternate Linear Exhibition” means all other forms of linear exhibition of films whether now known or hereafter devised; provided, (1) such forms do not conflict with any of Reserved Rights (as defined in Section 5 of the Agreement) (e.g., exhibiting the film in a video game may interfere with Marvel’s videogame rights); (2) Paramount is distributing its own films for similar budget, genre and stature through such new form of exhibition and has been doing so for at least one (1) year; and (3) if such new form of exhibition (as distinguished from a new form of television or new format of video exhibition that falls within an existing window for that form of exhibition) results in a change in the order of release of the Picture (e.g., theatrical motion picture exhibition is now second in terms of time to such new form) that Marvel approves of such new form in writing in advance.

“Cassette” means a copy of the completed Picture in the form of a cassette, cartridge, videogram, video disc, DVD, tape, or other similar device now known or hereafter devised and designed to be used in conjunction with a reproduction apparatus which causes a motion picture to be visible on the screen of a television receiver, television monitor or comparable device now known or hereafter devised for individual personal use.

“Co-Promotion/Commercial Tie-In” means any advertisement or other promotional item or arrangement, which (a) is intended to and does promote both a Picture and the Marvel Character or Character Title on which it is based and one or more other products or services (other products or services shall be referred to herein as “Tie-in Partners”); and (b) contains prominent reference to each applicable Picture as opposed to relating only to the Marvel Character or Character Title.

“Co-Promotion Commercial Tie-In Period” means with respect to each Picture the period commencing nine (9) months prior to the initial U.S. domestic theatrical release of the Picture unless earlier terminated in accordance with Section 7 of the Agreement and continuing until six (6) months following the initial U.S. Home Video Distribution the Picture unless otherwise extended in writing by written agreement between the parties.

“Co-Promotion/Commercial Tie-In Rights” means the right to conduct Co- Promotions/Commercial Tie-Ins.

“Final Audited Budget” means the sum of all fees, costs, expenses and other charges incurred in connection with the production and delivery of a Picture as reviewed or audited by a third party and as reflected on a final statement delivered to Marvel. Such Final Audited Budget shall be provided to PPC at PPC’s request in the event of a dispute between the parties regarding whether PPC has met the requirements for a Qualifying Sequel.

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“Final Bonded Budget” means the total of all amounts that the completion guarantor agrees to bond in connection with the production of a Picture at the time such Budget is provided to PPC at the commencement of principal photography.

“Free Television Distribution” means, with respect to any completed Picture, the lease or license to one or more Persons of the right to engage in the Free Television Exhibition of such completed Picture and/or to grant licenses to other Persons to engage in the Free Television Exhibition and/or subdistribution of Free Television Exhibition of such completed Picture.

“Free Television Distribution Rights” means the right to conduct Free Television Distribution.

“Free Television Exhibition” means Television Exhibition without any fee being charged to the viewer for the privilege of unimpaired reception of such exhibition. For purposes of this definition, any government imposed fees or taxes applicable to the use of television receivers generally or a regular periodic access, carriage or equipment fee (but not any optional premium subscription charge or fee paid with respect to pay television exhibition) paid by a subscriber to a cable television transmission service or other transmission service or agency for the privilege of unimpaired reception shall not be deemed a fee charged to the viewer.

“Home Video Distribution” means, with respect to a completed Picture, in addition to Section 4.C, the lease or license of such completed Picture to one or more Persons with the right to engage in the manufacture, distribution, rental and/or sale of Cassettes of such completed Picture to one or more Persons for Home Video Exhibition of such completed Picture and/or to engage in the further lease or license of such completed Picture to other Persons with the right to engage in the manufacture, distribution, rental and/or sale of Cassettes of such completed Picture for Home Video Exhibition of such completed Picture.

“Home Video Distribution Rights” means the right to conduct Home Video Distribution.

“Home Video Exhibition” means, with respect to a completed Picture, the non-public exhibition of such completed Picture by means of a Cassette for individual personal non-public viewing at the place of origin of such exhibition.

“Internet Rights” means with respect to a completed Picture, subject to Section 4.F, the right to cause the exhibition of the Picture over an interconnected network of computers for personal viewing on a computer or other device connected thereto.

“Marvel Character” means each of Ant-Man, Captain America, Nick Fury, Shang-Chi, Black Panther, Hawkeye, Cloak, Dagger, Dr. Strange, and/or such other characters as may be designated by Marvel from time to time.

“Marvel Family Co-Promotion/Commercial Tie-In” means a co-promotion/commercial tie-in in which more than two (2) Marvel characters (of which one may be a Marvel Character) appear in a co-promotion/commercial tie-in provided no one character appears more prominently than another.

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“Marvel Title” means each of The Avengers and Power Pack, and/or such other titles as may be designated by Marvel thereto from time to time.

“Non-Theatrical Distribution” means, with respect to a completed Picture, the lease or license of such completed Picture to one or more Persons with the right to engage in the Non-Theatrical Exhibition of such completed Picture and/or to grant licenses to other Persons to engage in the Non-Theatrical Exhibition of such completed Picture subject to and in accordance with the terms of this Agreement.

“Non-Theatrical Distribution Rights” means the right to conduct Non-Theatrical Distribution.

“Non-Theatrical Exhibition” means, with respect to a completed Picture, the exhibition of such completed Picture by any means in any manner (i) on airplanes, trains, ships and other common carriers, (ii) in schools, colleges and other educational institutions, libraries, governmental agencies, business and service organizations and clubs, churches and other religious oriented groups, museums, and film societies (including transmission of the exhibition by closed circuit within the immediate area of the origin of such exhibition), and (iii) in permanent or temporary military installations, shut-in institutions, prisons, retirement centers, offshore drilling rigs, logging camps, and remote forestry and construction camps (including transmission of the exhibition by closed circuit within the immediate area of the origin of such exhibition).

“Open to the General Public” means, in the case of a completed Picture, being exhibited as a wide release (as defined below) in walk-in and/or drive-in theaters and open for at least one week to the general public on a regularly scheduled basis where a fee is charged for admission to view such completed Picture (excluding previews, premieres, charitable screenings, test-market screenings, screenings for Academy Award consideration or qualification, and other similar special exhibitions of such completed Picture).

“Participations” means amounts payable to any Person (including affiliates or employees of Marvel or any affiliate thereof serving as producer of such Picture), whether as a fixed sum (the payment of which is conditioned upon the attainment of a specified level of receipts or profits of a completed Picture) or as a percentage of the receipts (however denominated) of a completed Picture remaining after giving effect to specified exclusions and deductions, if any.

“Pay Television Distribution” means, with respect to a completed Picture, the lease or license of such completed Picture in accordance with the terms of this Agreement to one or more Persons with the right to engage in the Pay Television Exhibition of such completed Picture and/or to grant licenses to other Persons to engage in the Pay Television Exhibition and/or subdistribution of Pay Television Exhibition of such completed Picture.

“Pay Television Distribution Rights” means the right to conduct Pay Television Distribution.

“Pay Television Exhibition” means Television Exhibition which is available on the basis of the payment of a premium, subscription charge or fee (as distinguished from an access, carriage or equipment fee) for the privilege of unimpaired reception of a transmission for viewing in a private residence or in a hotel, motel, hospital or other living accommodation or other non-public area, whether (i) such transmission is on a pay-per- view, pay-per-show, pay-per-channel or pay-

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per-time period basis, or (ii) such premium, subscription charge or fee is charged to the operator of a hotel, motel, hospital or other living accommodation.

“Residuals” means all amounts payable with respect to obligations under applicable collective bargaining agreements by reason of or as a condition to any exhibition of a completed Picture, or any part thereof, from time to time, or any use or reuse thereof for any purpose or in any media whatsoever.

“Sponsorship Rights” means a promotional arrangement between Marvel (or a third party which has been authorized by Marvel) to conduct a live event and a company, which desires to associate its products or its brand with such live event. For clarity, the forgoing shall not include any live event undertaken to solely promote the Picture.

“Television Distribution” means, with respect to a completed Picture, to engage in the Television Exhibition of such completed Picture and/or to grant licenses to other Persons, subject to and in accordance with the terms hereof, to engage in the Television Exhibition or subdistribution of Television Exhibition of such completed Picture.

“Television Distribution Rights” means the right to conduct Television Distribution.

“Television Exhibition” means, with respect to a completed Picture, the transmission by any means now known or hereafter devised (including over-the-air, cable, wire, fiber, master antennae, satellite, microwave, closed circuit, laser, multi-point distribution services or direct broadcast systems) which transmission is received, directly or indirectly by retransmission or otherwise, impaired or unimpaired, for viewing such completed Picture on the screen of a television receiver or comparable device now known or hereafter devised (including high definition television), other than Home Video Exhibition, Theatrical Exhibition or Internet.

“Theatrical Distribution” or “Theatrically Distributed” means, with respect to a completed Picture, to engage in Theatrical Exhibition of such completed Picture and/or to grant licenses to other Persons pursuant to the terms hereof to engage in the Theatrical Exhibition of such completed Picture.

“Theatrical Distribution Rights” means the right to conduct Theatrical Distribution.

“Theatrical Exhibition” or “Theatrically Exhibited” means, with respect to a completed Picture, the exhibition of such completed Picture by any process now known or hereafter devised in walk-in or drive-in theaters Open to the General Public. Internet is not part of Theatrical Exhibition.

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EXHIBIT “RESID”

Payments of “Third Party Participations” that PPC pays pursuant to Paragraph 12.B of the Agreement and “Residuals” that PPC pays pursuant to Paragraph l2.A of the Agreement shall be paid when “earned” or “incurred.” For purposes of the Exhibit “RESID”, “Earned” shall mean Third Party Participation amounts that PPC is contractually obligated to pay to third party participants as a result of the calculation of revenues and expenses for the Picture recognized, or events occurring (e.g., box office bonuses) during the Accounting Period in question and Residual amounts that PPC is contractually obligated to pay pursuant to collective bargaining agreements with all applicable guilds as a result of the calculation of revenues and expenses recognized during the Accounting Period in question. For purposes of the Exhibit “RESID”, “Incurred” shall mean amounts resulting from transactions or events directly relating to the Picture during the Accounting Period in question that PPC is obligated to pay to third parties for goods or services directly related to the Picture which PPC or its designee has received. For the avoidance of doubt, no deduction on account of an item earned or incurred shall be later deducted a second time as a result of the payment of such item.

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EXHIBIT A

The following costs (the “Distribution Costs and Expenses”, as referenced in that certain Agreement by and between Paramount Pictures Corporation (“PPC”) and MVL Productions LLC (“Marvel”) dated as of March 25, 2005 as amended on August —, 2005 (the “Agreement”) shall apply with respect to each of the Pictures pursuant to the Agreement, and attached to this Exhibit A is Exhibit HE, which more fully sets forth the Distribution Costs and Expenses in connection with the exploitation of the Pictures on Home Entertainment media; provided however, notwithstanding the definitions set forth below, such Distribution Costs and Expenses (a) shall only be the actual, direct, verifiable costs and expenses, (b) shall not include interest, (c) shall be net of discounts, credits, refunds, allowances, and rebates received for or in connection with said Picture or services rendered on such Picture, and (d) shall not include internal fixed or percentage charges nor fixed or percentage overhead charges. Only costs directly related to the Picture may be charged to the Picture unless otherwise expressly permitted hereby. To the extent that any services, personnel, materials or facilities are provided to or for a Picture by PPC or any affiliate thereof, or Viacom or any affiliate thereof (collectively “PPC Services”), all such PPC Services shall be charged at the lower of the then existing PPC rate for such PPC Services or at a rate not to exceed the rate at which such PPC Services could be obtained from an unaffiliated third party providing such services, personnel, materials or facilities. The provisions of (a) through (d) shall apply to the immediately preceding sentence. Further, to the extent any Distribution Costs and Expenses, including without limitation PPC Services are incurred with respect to multiple pictures one or more of which is also a Picture (“Multi-Project Distribution Costs and Expenses”), such Multi-Project Distribution Costs and Expenses may be allocated to a Picture if such Distribution Costs and Expense was directly related to such Picture. In such event, the allocation of the Multi-Picture Distribution Costs and Expenses shall be fair and reasonable based on detailed supporting documentation and information for such allocation with respect to such Multi-Project Distribution Costs and Expenses. The supporting documentation and information for such allocation shall be made available to Marvel as part of its exercise of its audit rights.

I.	DISTRIBUTION COSTS.

PPC shall deduct and retain for its own account from Gross Receipts the aggregate of the following costs, expenses, and charges paid or incurred by PPC or a subdistributor (collectively, the “Distribution Costs”):

A.	Conversion.

Costs, discounts, and expenses incurred in the Conversion and remittance of revenue from outside the U.S. to the U.S., including costs of contesting imposition of restricted funds.

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B.	Checking.

Costs of checking theatre attendance, subscribers, and receipts and of investigating unauthorized usage of the Picture, whether services are performed or invoiced by PPC employees or other Persons.

C.	Collections.

Costs incurred in connection with collection of Gross Receipts, including reasonable outside attorney and auditor fees, and costs and liabilities incurred in connection therewith.

D.	Licenses.

All licenses, duties, fees, or any other amounts directly required to permit the exploitation of Picture in accordance with the terms of the Agreement.

E.	Taxes.

Taxes and governmental fees of any nature and however characterized (other than PPC or Subdistributor corporate income taxes), including the costs of contesting the imposition of such taxes and fees, and the interest and penalties that may be imposed thereon, imposed directly on (or directly related to) the Picture or any part thereof (including the employer’s share of payroll taxes with respect to deferred or contingent compensation) or on the Gross Receipts or the license, distribution, or exhibition of the Picture, as applicable, or on the collection, conversion, or remittance of monies connected with the Picture, provided that such costs under this Paragraph E are pursuant to and directly related to PPC’s exercise of the Paramount Distribution Rights.

F.	Residuals.

Costs incurred and payments computed in accordance with collective bargaining agreements by reason of or as a condition to use or to exhibit the Picture. Offsetting residuals against third party participations and vice versa shall be done in accordance with the applicable agreements between such third party and Marvel and as provided to PPC as Marvel’s paymaster, unless prohibited by applicable collective bargaining agreements.

G.

Trade Dues. An allocable portion of dues and assessments including legal fees, costs and contributions to the MPAA, the AMPTP or similar organizations throughout those countries of the world that are part of the Territory (as defined in the Agreement).

H.	Ad Costs.

The costs of advertising, promoting, exploiting, and publicizing the Picture (collectively “Ad Costs”), including the costs of ad space, ad time, physical

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material used for production of or broadcasting ads and commercials, shipping, integrating, and monitoring of ads and commercials, and preparation and distribution of ad and promotional material; the reasonable within PPC corporate policy travel and business expenses of PPC advertising and marketing executives and employees in connection with the Picture and personalities connected to Picture; salaries and/or fees and travel and business expenses of advertising personnel, publicists, press representatives, and field exploitation persons all of which shall be appropriately allocated to the Picture; previews; screenings; premieres; entertainment of press and personalities; research and tests of ad concepts and effectiveness; press books and kits, trailers, stills, and other accessories and publicity releases; and advertising allowances to theatres or other exhibitors regardless of how effected. Advertising facilities and advertising employees (including field publicists and creative advertising personnel) may be used to the extent they reasonably meet advertising requirements, and all charges for the applicable facilities or services shall be included as an advertising cost in accordance with the terms of the preamble to this Exhibit A and provided none of the foregoing shall be a means by which PPC can include overhead.

There shall not be any Ad Overhead charged.

Any rebates, refunds, discounts, or other sums paid back to PPC directly in connection with such advertising costs shall be credited back to such advertising costs; and any rebates, refunds, discounts, or other sums paid back to PPC in connection with multiple picture including the Picture shall be credited back in accordance with the procedure set forth in the preamble to this Exhibit A pertaining to allocation.

I.	Prints.

Subject to Section 13 of the Agreement, the costs of prints and audiovisual cassettes, discs, or any similar devices embodying copies of the Picture, including the laboratory costs and the costs of labor, service and materials, titles, discs, dubbing, subtitling, gauge reductions, inspection, repair, shipping, storage, delivery, and insurance thereon.

J.	Transportation.

The costs of transportation, shipping, reels, and containers, and related charges, to the extent not covered under Paragraph IV.H or Paragraph IV.M.

K	Claims.

Costs of claims and litigation (such as infringement, unfair competition, anti-trust, privacy, and defamation) arising out of distribution of the Picture in the PPC territories, including reasonable outside attorney and auditor fees.

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L.	Copyright, Trademark. and Patent Costs.

Copyright, trademark, and patent costs in connection with the Picture if any and the protection of such copyrights, trademarks, and patents, including royalties payable to manufacturers of sound recording and reproduction equipment, to the extent not included in the Cost of Production. Notwithstanding the foregoing, PPC and UIP acknowledge that the copyright and trademark in and to the Picture are the property of Marvel and as such neither PPC nor UIP may allocate copyright, trademark or patent registration or application costs for all pictures to the Picture. The foregoing shall not prohibit PPC from recouping as a Distribution Cost and Expense the filing fees associated with securing copyright and/or patent protection for the Picture in connection with Paramount’s exercise of its rights set forth in the Agreement.

M.	Other Versions.

Subject to Section 13 of the Agreement, costs to make, deliver, and use Foreign audiovisual cassettes, discs, or any similar devices, or any other media versions of the Picture, or the titles thereof, or to make changes required by censorship or rating considerations, to the extent not included in the Cost of Production.

N.	Insurance.

Costs of insurance coverage for any risk of loss with respect to the Picture, to the extent not included in the Cost of Production.

O.	General.

In the context of arrangements of the type set forth in the Agreement for the distribution and marketing of motion pictures, all other costs not expressly identified in A.-N. above that are directly incurred with respect to the Pictures that are customarily incurred in connection with the distribution and exploitation of motion pictures or customarily treated as a costs of distribution and which are not included in the cost of production.

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EXHIBIT “HE”

HOME ENTERTAINMENT DISTRIBUTION COSTS

Each of the items distribution costs set forth in this Exhibit “HE” (a) shall only be the actual, direct, verifiable costs and expenses, (b) shall not include interest, (c) shall be net of discounts, credits, refunds, allowances, and rebates received for or in connection with said Picture or services rendered on such Picture, and (d) shall not include internal fixed or percentage charges nor fixed or percentage overhead charges. Only costs directly related to the Picture may be charged to the Picture unless otherwise expressly permitted hereby. To the extent that any services, personnel, materials or facilities are provided to or for a Picture by PPC or any affiliate thereof, or Viacom or any affiliate thereof (collectively “PPC Services”), all such PPC Services shall be charged at the lower of the then existing PPC rate for such PPC Services or at a rate not to exceed the rate at which such PPC Services could be obtained from an unaffiliated third party providing such services, personnel, materials or facilities. The provisions of (a) through (d) shall apply to the immediately preceding sentence. Further, to the extent any Distribution Costs and Expenses, including without limitation PPC Services are incurred with respect to multiple pictures one or more of which is also a Picture (“Multi-Project Distribution Costs and Expenses”), such Multi-Project Distribution Costs and Expenses may be allocated to a Picture if such Distribution Costs and Expense was directly related to such Picture. In such event, the allocation of the Multi-Picture Distribution Costs and Expenses shall be fair and reasonable based on detailed supporting documentation and information for such allocation with respect to such Multi-Project Distribution Costs and Expenses. The supporting documentation and information for such allocation shall be made available to Marvel as part of its exercise of its audit rights. In addition, the total of the Home Entertainment Distribution Costs is subject to the cap set forth in Section 13 of the Agreement.

1.             All mastering and manufacturing costs including without limitation the costs of authoring and compressing, duplication, packaging, costs of all new materials, warehousing and storage costs (provided, however, that such amounts shall be reduced by any rebates, refunds, discounts or other sums paid or credited back to PPC by third parties directly in connection with the Home Copies of the Picture).

2.             Any payments to or on behalf of any person appearing in or rendering services in connection with or elements of the Picture, including without limitation any residual or other payments to any union, guild, music publisher, recording company, performing rights society, performer, director, craftsman, producer or writer arising from the exploitation of Home Copies of the Picture, to the extent not otherwise charged as a distribution cost.

3.             All costs of advertising, promoting, exploiting and publicizing the Home Copies of the Picture, including without limitation in-store advertising, P.O.P. and merchandising co-op (provided, however, that such amounts shall be reduced by any rebates, refunds, discounts or other sums paid or credited back to PPC or any affiliate thereof by third parties in connection with the Home Copies of the Picture).

4.             All shipping and delivery charges in connection with the Home Copies of the Picture, including without limitation, sales order and returns processing costs, the cost of containers,

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packaging, handling, transportation, storage and insurance and all duties, customs and taxes imposed in connection therewith, to the extent not otherwise charged as a distribution cost.

5.             Subject to Section 18.C of the Agreement, returns, price adjustments and defective Home Copies, including reasonable reserve for returns, price adjustments and defective Home Copies, which reserves will be liquidated in a reasonable time.

6.             Collection costs, to be defined as the direct costs and expenses incurred in the collection of Gross Receipts derived from Home Copies.

7.             Anti-piracy costs including the prosecution of actions against third parties for infringement of any Videocassette right in the Picture, including reasonable outside attorney fees.

8.             Currency conversion costs actually incurred in connection with converting Gross Receipts derived from Home Copies which are received in foreign currency into U.S. dollars to the extent applicable.

9.             Subject to Section 18.E of the Agreement, all taxes related to the monies derived on account of the manufacture, distribution and other exploitation of Home Copies of the Picture other than income tax of PPC or any affiliate thereof; provided however, taxes imposed on PPC or any affiliate, including without limitation UIP, on monies paid from or received from PPC or from any affiliate shall not be a distribution cost.

10.          In the context of arrangements of the type set forth in the Agreement for the distribution and marketing of Home Copies, all other costs not expressly identified in 1-9 above that are directly incurred with respect to the Home Copies of the Pictures that are customarily incurred in connection with the distribution and exploitation of Home Copies or customarily treated as a costs of distribution and which are not included in the cost of production.

As used herein, the term “Home Copies” shall mean audiovisual cassettes, discs, or any similar devices, including any functional equivalent means or methods, in whatever form, whether now known or hereafter devised, and however delivered, transmitted, or made available to the viewer, through which the Picture is available for viewing at a time or times selected by the viewer.

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